Exhibit 99.1

 PROGENICS PHARMACEUTICALS, INC.

SUPPLEMENT TO PROXY STATEMENT
FOR 2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 17, 2014

This Supplement to Progenics' April 29, 2014 definitive Proxy Statement for our upcoming 2014 Annual Meeting of Stockholders provides additional information in light of comments recently made by ISS Proxy Advisory Services.  Proxy advisory firms' comments are generally distributed only to stockholders, particularly large institutions, who purchase their services.

Your Board disagrees with ISS' recommendations that stockholders vote against the re-election to the Board of Progenics' founder and former Chief Executive Officer, Dr. Paul Maddon.  (ISS has recommended votes in favor of all other Proposals in this year's Proxy Statement.)  In light of ISS' comments, however, Dr. Maddon has voluntarily resigned as Chair and a member of the Company's Nominating and Corporate Governance Committee. Ms. Nicole Williams will continue on the Committee, and Mr. Michael Kishbauch will join the Committee as Chair effective upon Board approval as of the date of the upcoming Annual Meeting.  The Company reiterates the Board's recommendation that stockholders vote FOR the re-election of Dr. Maddon.

Progenics' Board strongly supports the principle of Board independence, and the Board itself and each of its committees complies with all applicable independence requirements. As noted in our definitive Proxy Statement, the Company has recently added two new members to the Company's Board of Directors, both of whom have no prior relationship or involvement with Progenics, and are independent under NASDAQ Marketplace and U.S. Securities and Exchange Commission standards.  The seven-member Board now includes five independent directors.  Your Board believes that all its members are important contributors to the Company, and that no individual director's service as a member of the Company's Board in any way adversely affects the Board's ability, in theory or in practice, to act at all times in the best interests of stockholders.

Your Board continues to believe the election of the seven nominees for directors set forth in the April 29th definitive Proxy Statement to be in the Company's and stockholders' best interest and recommends a vote FOR each of them.

The Company has engaged the services of Georgeson Inc. to assist in the solicitation of proxies for the Annual Meeting, for which it will pay Georgeson a fee of $9,000 and reimburse it for out-of-pocket expenses which are expected to be minimal. This Supplement should be read in conjunction with the Company's definitive Proxy Statement, which as supplemented hereby remains as described therein. If you have already voted your shares and do not wish to change your votes on the re-election of Dr. Maddon or any other matter, no further action is necessary. You do not need to submit a new proxy card unless you wish to change either such vote. All validly executed proxy cards or votes cast via the Internet or telephone at any time (either prior to or after the date hereof) indicating votes on any Proposal will be deemed to constitute such votes on that Proposal. If you have already voted your shares and you wish to change your votes on any matter, you may revoke your proxy before it is voted at the Annual Meeting by either (i) submitting a new, proper proxy via the Internet or telephone after the date of the proxy, (ii) filing with our Corporate Secretary a written revocation, or (iii) attending the Meeting and voting in person.  For your convenience, another proxy card is being mailed to all stockholders of record with this Supplement. All stockholders who have not yet voted or who wish to change their votes on the re-election of Dr. Maddon or any other nominee are urged to return the enclosed proxy card or otherwise vote their shares in the manner described above as soon as possible.

Our proxy materials are primarily available to stockholders on the Internet, as permitted by SEC rules. On or about April 29, 2014, we mailed to stockholders a Notice of Internet Availability of Proxy Materials that contains instructions on how to access the proxy materials online and how to request a printed or email copy. If you would like to receive a printed or email copy of those materials, including this Supplement, please follow those instructions. We are first making available this Supplement on June 10, 2014 at www.proxyvote.com. To view any or all of these documents, enter the 12-digit control number which appears on your Notice. Proxy materials and other SEC filings are also available on the Internet at our website, www.progenics.com, and on the SEC's EDGAR system, at www.sec.gov.

Shares of common stock represented by unrevoked proxies will be voted in accordance with the choice or instructions specified on the Proxy. It is the intention of the persons named in the Proxy, unless otherwise specifically instructed in the Proxy, to vote all proxies received by them as set forth in the Proxy Statement, including FOR the seven nominees for directors.

June 10, 2014